Exhibit 21

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Unum Holding Company	Delaware
Unum Life Insurance Company of America	Maine
SP Administrator, LLC	California
First Unum Life Insurance Company	New York
Claims Service International, Inc.	Delaware
Unum Development Corporation	Maine
Unum International Underwriters Inc.	Delaware
Unum European Holding Company Limited	United Kingdom
Unum Limited	United Kingdom
Claims Service International Limited	United Kingdom
Duncanson & Holt, Inc.	New York
Duncanson & Holt Underwriters Ltd.	United Kingdom
Duncanson & Holt Syndicate Management Ltd.	United Kingdom
LRG Services Limited	United Kingdom
Trafalgar Underwriting Agencies Ltd.	United Kingdom
Duncanson & Holt Europe Ltd.	United Kingdom
Duncanson & Holt Agencies, Ltd.	United Kingdom
Duncanson & Holt Services Inc.	Maine
Duncanson & Holt Canada Ltd.	Canada
TRI-CAN Reinsurance, Inc.	Canada
Duncanson & Holt Asia PTE Ltd.	Singapore
Colonial Companies, Inc.	Delaware
Colonial Life & Accident Insurance Company	South Carolina
Benefit America Inc.	South Carolina
Unum Japan Accident Insurance Company Limited	Japan
Unum International Ltd.	Bermuda
Boston Compania Argentina de Seguros S.A.	Argentina
Boston Sequros de Vida S.A.	Argentina
Fibos S.A.	Argentina
Options and Choices, Inc.	Wyoming
The Paul Revere Corporation	Massachusetts
The Paul Revere Life Insurance Company	Massachusetts
The Paul Revere Variable Annuity Insurance Company	Massachusetts
Benefit Technologies, Inc.	Delaware
GENEX Services, Inc.	Pennsylvania
GENEX Services of Canada, Inc.	Canada
Primecor, Inc.	Pennsylvania
GENEX Services, Inc. of Ohio	Ohio
GENEX Consultants, Inc.	New York
Provident Life and Accident Insurance Company	Tennessee
Provident Life and Casualty Insurance Company	Tennessee
Provident Investment Management, LLC	Tennessee
Provident Insurance Agency, LLC	Delaware